D E S I G N & D E V E L O P M E N T
A G R E E M E N T

THIS DESIGN and DEVELOPMENT AGREEMENT is entered into by and between CERVECERIA MEXICANA, S. de R.L. de C.V., a corporation formed under the laws of the Republic of Mexico (hereinafter referred to as "CERMEX"), and ENCORE BRANDS, INC., a Nevada corporation (hereinafter referred to as “EBI”) this 10th day of January, 2011.

RECITALS

A.           CERMEX is in the business of designing, developing Malt Beverage Products.

B.           CERMEX has also developed a host of Branded Products, Private label Products and proprietary beers.

C.           EBI is a newly formed, start up company with limited prior business activities.

D.           CERMEX and EBI (referred to collectively as the Parties) desire to form joint venture to design and develop a series of Branded beers.

E.           EBI intends to use CERMEX’s history of brewing and rely upon its manufacturing, brewing and distribution expertise to develop brewed products amongst other products as they may be appropriate for the benefit of EBI.

F.           CERMEX and EBI intend to separately engage in the business of selling, marketing and otherwise conduct business with third parties that do not directly interfere with this agreement.

NOW, THEREFORE, based upon the recitals, terms and conditions set forth in this Design and Development Agreement (hereinafter referred to as the “Agreement”), CERMEX and EBI agree as follows:

AGREEMENT

ARTICLE I

1.01                                CERMEX and EBI agree to:

(a)	CERMEX and EBI agree to, and shall upon execution of the Agreement will, provide for a joint announcement that represents the nature of this Design and Development agreement.

(b)	CERMEX and EBI shall each maintain separate offices and will in no way promote each other as it relates to ownership in each others companies to any third parties.

(c)
CERMEX, or its designated representative, shall manage the project(s), including but not limited to: product development; product design; scheduling; purchasing; and material and products necessary to development Private Label beers.

(d)	EBI agrees to purchase from CERMEX all products produced under this agreement exclusively from CERMEX for importation/wholesale or resale directly to retailers as long as this agreement is in force.

(e)
EBI or its designated representative shall manage sales, marketing, promotional activities, hiring and firing of employees, contracts with third parties and independent contractors and any other activities normally and customarily the responsibility of the Importer and/or Private label owner of a similar company.

(f)
EBI SHALL ISSUE TO CERMEX A TOTAL OF THREE MILLION (3,000,000) SHARES OF COMMON STOCK (that are subject to Rule 144) TO CONSUMATE THIS AGREEMENT. The price per share shall be equal to $0.45 per share. The shares to be transferred have gone through registration as defined by the S.E.C., and shall be transferred no later than five days after the execution of this agreement the shares shall be transferred to CERMEX and/or it’s assignee(s) via “Original Common Share Certificates” or electronically from the stock transfer agent representing EBI to an account designated by CERMEX and/or their assignee(s). These shares will bear a legend, and shall be considered “restricted” from the date of this agreement. CERMEX agrees to accept the shares as payment for their development of products for EBI.

(g)	Term of this agreement shall be three years.

(h)	Shares shall vest over the 3-year term, vesting annually in arrears, 33.33%.

(i)
The Intellectual Property as set forth in this development agreement shall remain the property of EBI together with all Registered Trademarks associated with the products developed by CERMEX for the benefit of EBI.

1.02                      The Agreement shall come into existence upon execution of the Agreement by EBI and CERMEX and shall terminate upon the parties mutual decision or in the event of EBI or CERMEX dissolution as a viable entity.

ARTICLE II
DESIGN AND DEVELOPMENT

2.01           CERMEX’s and EBI’s Duties.

(a) CERMEX and EBI shall each commit their principal owner(s) and/or their designee’s to devote sufficient time and energy to assist in the design and development of at least two private label beers per year or more by mutual agreement.

2.02	Time for Design and Development.

The Parties estimates that it will require a period not to exceed Six (6) months from the date of the execution of this Agreement to develop a Registered Trademarked product that includes bottle designs, label designs, packaging configuration, invoicing payment schedules for product delivered, and points of entry for each country where the product is to be sold (Hereafter referred to as the “product”). Additionally, for each country an importer associated with that country will be specified.

2.03	Design and Development Costs.

CERMEX shall contribute to EBI the necessary initial design and development costs as determined by CERMEX on an “as needed basis” for a minimum of (2) brands per year. The initial costs covered herein as well as any and all funds contributed by CERMEX to provide for development and distribution of the product, or any future venture, shall be paid by EBI through invoices provided by CERMEX with full accounting.

2.04            Property Rights of EBI

(a)           Title, ownership and possession to all products and Intellectual Property developed as a result of this agreement shall belong to and remain the exclusive property of EBI.  EBI shall have the right to patent, copyright, trademark, license, sell, assign or otherwise exploit to the fullest extent provided by law all products, equipment and Intellectual Property designed and/or developed pursuant to this Agreement.

ARTICLE III
ADDITIONAL CONSIDERATION

3.01  NONE

ARTICLE IV
TERMINATION

4.01           Termination.

A. If either party breaches a material provision of this Agreement (Hereafter referred to as the “breach”) and fails to cure said breach within thirty (30) days of receiving written notice from the other party, specifying the alleged breach such that the breaching party can cure the breach this Agreement shall terminate at the option of the non breaching party.

B.        OBLIGATIONS ON TERMINATION.
Upon termination of this Agreement for any reason whatsoever, EBI shall immediately pay all sums owed by them to CERMEX.  If the Agreement is terminated as a result of CERMEX’s default, EBI shall retain unrestricted, worldwide, exclusive rights to all patents, copyrights, trademarks, and licenses related to the product developed under this Agreement.

ARTICLE V

MISCELLANEOUS

5.01	Notices.

Any notice required or permitted by this Agreement shall be in writing.  All notices from EBI to CERMEX or CERMEX to EBI shall be sent by personal delivery, facsimile transmission with confirmation capability, or by registered or certified mail to the addresses specified on the signature page or at such addresses as CERMEX and/or EBI shall substitute by subsequent notice.

5.02	Choice of Law.

The validity, construction and performance of the Agreement shall be interpreted, construed and enforced according to the laws of the State of California and all matters requiring Adjudication shall be in a suitable California Court.

5.03	Entire Agreement.

 This Agreement represents the entire agreement and is intended by the Parties to be an integrated agreement.  No evidence of prior, contemporaneous or subsequent agreements, negotiations, statements, contracts or memorandum whether oral or written shall be admissible to vary alter, amend, explain or contradict the terms of this Agreement.

5.04	Binding Effect.

This Agreement binds and insures the benefit of the parties hereto, their respective heirs, representatives, successors and/or assigns.

5.05	Paragraph Headings.

The paragraph headings in this Agreement are for convenience only, and they have no substantive or interpretive effect.

5.06	Waiver.

Neither the modification of this Agreement nor any waiver of any term or condition hereof shall be effective unless it is in writing and signed by the parties hereto.  If either party fails to meet the requirements of any term of this Agreement or waives any breach hereunder, that failure or waiver will neither prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

5.07	Partial Invalidity.

In the event of the determination that any terms, covenant or condition of this Agreement is of no force or effect, the remaining terms, conditions or covenants contained herein shall not be affected thereby, and the obligations of the parties hereto with respect to the performance of the remaining terms, covenants and conditions shall continue in full force and effect.

5.08	Assignment.

This Agreement constitutes a personal contract and neither CERMEX nor EBI shall transfer or assign it or any part thereof without written consent of the other except to the extent set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CERVECERIA MEXICANA, S. de R.L. de C.V.	ENCORE BRANDS, INC
A Mexican Corporation	A Nevada Corporation
Blvd. Morelos 750-B, Col. Industrial	502 EAST JOHN STREET,
Tecate, B.C., Mexico C.P. 21430	CARSON CITY, NV 89706

/s/ Leonard S. Moreno	/s/ Alex G. McKean
By: Leonard S. Moreno	By: Alex G. McKean
Its: Director General	Its: Chief Financial Officer

Date: 1/10/2011	Date: 1/10/2011